POWER OF ATTORNEY

The undersigned constitutes and appoints Nancy DiMattia and Mark Davis, or any of them acting singly, as the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, to:

1. prepare, sign, and submit to the Securities and Exchange Commission (the "SEC") on its Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") Filer Management website a Form ID application, including any amendments and exhibits thereto, and any other related documents as may be necessary or appropriate, to obtain from the SEC access codes to permit filing on the SEC's EDGAR system, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each act and thing requisite and necessary to be done as required by any rule or regulation of the SEC and the EDGAR Filer Manual as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof; and

2. sign any and all SEC statements of beneficial ownership of securities of Tile Shop Holdings, Inc. on Forms 3, 4 and 5 as required under Section 16(a) of the Securities Exchange Act of 1934, as amended, and any amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, the Company and any stock exchange on which any of the Company's securities are listed, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each act and thing requisite and necessary to be done under said Section 16(a), as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

A copy of this power of attorney shall be filed with the SEC. The authorization set forth above shall continue in full force and effect until the undersigned revokes such authorization by written instructions to the attorneys-in-fact.

The authority granted hereby shall in no event be deemed to impose or create any duty on behalf of the attorneys-in-fact with respect to the undersigned's obligations to file a Form ID and Forms 3, 4 and 5 with the SEC.

Dated: July 14, 2020

Peter J. Jacullo III

STATE OF Connecticut)
) ss.:
COUNTY OF Fairfield)

On the 14th day of July, 2020, before me, the undersigned, a Notary Public in and for said state, personally appeared Peter J. Jacullo III, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

(SEAL)

Notary Public
My Commission Expires

JAMES O. WHITMORE
NOTARY PUBLIC - CONNECTICUT
MY COMM. EXPIRES 05/31/2025
169212

4830-8970-6946